Business Centers, LLC

6905 Fallen Leaf Circle
Louisville, KY 40241

502.905.9020 Office
502.412.4818 Fax

January 9, 2004

Mr. Stu Gilray
Halo Distribution, LLC
7109 Global Drive
Louisville, KY 40258

Re: Lease Extension
7109 Global Drive
Louisville, KY 40258

Dear Mr. Gilray:

In accordance with the Lease, Paragraph 40 - Option to Renew and our discussions, this letter shall serve as the terms and conditions for the Lease Extension by and between Halo Distribution, LLC (Lessee) and Business Centers, LLC (Lessor). Unless modified by this letter, any and all terms and conditions of the original Lease (February 2, 1999) shall remain the same.

- **Term:** The term of the Lease Extension shall be for three (3) years commencing on May 1, 2004 and terminating on April 30, 2007.

- **Rent:** The monthly rent shall be as listed below, due in advance and payable the first of each month until the termination of this agreement.

5/1/04 - 4/30/05	$10,418.75
5/1/05 - 4/30/06	$11,718.75
5/1/06 - 4/30/07	$13,018.75

If the above terms and conditions are acceptable, please sign and return one original for our records. We appreciate your consideration and look forward to our continued relationship.

Very truly yours,

Business Centers, LLC

John W. Smith
Member

Mr. Stu Gilray
Halo Distribution, LLC

Date: 1/15/04

Exhibit "B". Any change to these plans and specifications must be mutually agreed to by both parties in writing.

The street address of the Premises is 7109 Global Drive, Louisville, Kentucky 40258.

3. **TERM**: To have and to hold said Premises unto the Lessee for a term of five (5) years plus any partial month at the beginning of the term, commencing on the Commencement Date as defined in Paragraph 29, unless extended as herein provided. Lessee shall be notified in writing of the commencement date. Lessor agrees that the Premises will be ready for occupancy by Lessee no later than April 15, 1999 (this date may be extended by mutual agreement of both parties to a maximum of sixty (60) days at which time this Lease and agreement ~~will~~ may become null and void) at the option of the Lessee.

In the event Lessee requires additional space from Landlord after the first thirty six (36) months of the initial term of the Lease, and/or any thereafter, and Lessee is not in any way in default of the existing Lease, the following conditions apply:

a. If Lessor has existing available space to lease acceptable to Lessee or Lessor can build a new building to lease on an acceptable site to Lessee, then Lessee may relocate to the other facility at Lessee's expense.

b. The initial term of the lease at the second facility shall be a minimum of five (5) years.

c. Lessee will be relieved of all responsibility at the 7109 Global Drive facility.

d. The terms and conditions of the lease of the second facility will be similar to the first facility, subject to adjustments to size and the base rent.

e. If Lessor is unwilling or unable to accommodate Lessee's requirements, then Lessee may terminate this Lease upon six (6) months prior written notice.

4. **RENT**: Lessee covenants to pay Lessor, or to such persons or corporations as Lessor may from time to time designate in writing, rental as follows:

a. Beginning April 15, 1999 through April 30, 2004, the following rents will be payable in monthly installments, the first of which shall be paid May 1, 1999:

Term	Monthly Rent	Annual Rent
4/15/99 – 4/30/00	$10,406.25	$124,875.00
5/1/00 – 4/30/01	$10,968.75	$131,625.00
5/1/01 – 4/30/04	$11,718.75	$140,625.00

Rental thereafter shall be due in successive installments on the first day of each and every calendar month during the term of this Lease, payable in advance, without previous demand therefor, or without any set off or counterclaim whatsoever, commencing on the Commencement Date. The rent for any partial month at the beginning of the Lease Term shall be prorated for the number of days in such partial month.

Rental payment shall be made to Business Centers, LLC, and mailed to Lessor at 6905 Fallen Leaf Circle, Louisville, Kentucky 40241 until further notice to Lessee.

5. **DEPOSIT**: Upon signing the Lease, Lessee will pay to Lessor the amount of Ten Thousand, Four Hundred Six Dollars and 25/100 ($10,406.25) for security deposit plus the prorated rent due from April 15, 1999 through April 30, 1999 ($5,203.13) for a total of $15,609.38. The security deposit will be held by Lessor in a separate trust/ escrow account for Lessor and/or Lessee as their respective interests may be determined pursuant to the provisions of this Lease. Upon surrender of the leased Premises at the expiration of the Lease or as otherwise provided herein, the security deposit will be returned to the Lessee, provided that all required payments due have been paid and that said Premises are in good order and condition as defined in Paragraph 12.

6. **USE**: The Premises shall be used and occupied by Lessee throughout the term hereof for the purposes of distribution of healthcare products and other related items. Lessee shall have the right to use it for any other lawful purpose. Lessor does represent that the Premises are property zoned for the uses to which the Lessee has principal use. The present zoning is EZ-1.

(a) Lessee will comply with all lawful requirements of City, County, State and other public authorities affecting the use and occupancy of the Premises, regardless of whether notice of violation of said requirements shall be served on Lessor or Lessee;

(b) After written notice to Lessee, Lessor shall have the right but shall not be required to cure Lessee's default under such notice, and to charge the cost of such curing to Lessee as additional rent;

(c) Lessee shall not permit persons who interfere with quiet and peaceful possession of other tenants, to be employed on the Premises. This same restriction shall be imposed on other tenants on the Property;

(d) Lessee shall not use the Premises, nor all the Premises to be used, for any purpose or in any manner which would invalidate any policy of insurance now or hereinafter carried on the Premises by Lessor or increase the rate of premiums payable on any such insurance policy beyond normal and customary rate increases by the insuring company. If Lessee shall engage in any business which shall increase the amount of insurance, then Lessee shall pay as additional rent the increase in premiums charged and shall do so within thirty (30) days after notice;

(e) Lessee will maintain a room temperature of not less than 40° Fahrenheit in the leased Premises, including the warehouse area due to a wet sprinkler system.

(f) The Lease does not grant any rights to light and air over the facility, except public streets adjoining the land on which said facility is situated.

7. **COMMON AREAS**: Lessee shall not keep or display any merchandise on or otherwise obstruct the walks, parking lot, driveways, or areaways adjacent to the leased

Lessee shall have the right to contest the amount and/or validity of any increase in the tax or assessment for which Lessor requires payment and may for that purpose institute, with Lessor's prior written approval, in Lessor's name, but at Lessee's sole cost, risk and expense (and holding Lessor and the Facility harmless from any adverse consequences), whatever proceedings it deems appropriate. Lessor shall support such proceedings and, if required by law, Lessor shall join in the proceedings brought by Lessee. If Lessor is required to pay any increase in the tax or assessment by the taxing authority, Lessee shall, pending a final resolution, pay the Lessee's share of the increase in the tax or assessment as described above. Any increase tax or assessment (interest and penalties included) refunded after Lessee's payment of such tax or assessment shall belong to Lessee and shall immediately be paid to Lessee by Lessor if Lessor receives the refund payment.

10. **SUBORDINATION**: At Lessor's option, this Lease shall be subordinated to any existing mortgages covering said Premises, and any extension or renewal thereof, or to any new mortgages which may be placed thereon from time to time.

11. **ESTOPPEL CERTIFICATE**: Lessee shall, within twenty (20) days following receipt of a written request from Lessor, execute, acknowledge, and deliver to Lessor or to any prospective lender or purchaser designated by Lessor a written statement certifying (i) that this Lease is in full force and effect and unmodified (or, if modified, stating the nature of such modification) (ii) the date to which rent has been paid, and (iii) that there are not, to Lessee's knowledge, any uncured defaults (or specifying such defaults, if any are claimed). Lessee's failure to deliver such statement within such period shall be conclusive upon Lessee that this Lease is in full force and effect and unmodified, and that there are no presently existing defaults on the part of Lessor hereunder.

12. **CARE OF PREMISES**: Lessee shall not perform any acts or carry on any practices which may injure the Premises, commit waste to same, or be a nuisance or menace to other tenants and shall not store trash or garbage within the Premises. Lessee shall not burn any trash or garbage in or about the Premises. Lessee agrees that it will surrender and deliver up said Premises at the end of the term, in as good order and condition as at the time of Lessee's occupancy of same, reasonable use and ordinary wear and tear thereof and accidents by fire or other casualty and damage not the result of Lessee's negligence excepted, and shall at such time surrender all keys for the Premises to the Lessor at the place then fixed for payment of rent, and shall remove its personal property and trade fixtures and repair promptly any damage caused by such removal.

13. **REPAIRS AND MAINTENANCE**: Lessor shall keep the common areas,

improvements, alterations and additions as are approved will revert to the Lessor at termination of this Lease. Lessee agrees to indemnify the Lessor against mechanic's liens, costs, damages, or expenses, including reasonable attorneys' fees that may arise from such alterations, or order removal as provided above. This clause shall not limit the installation or removal of Lessee's trade fixtures.

15. **INDEMNIFICATION**: Lessee hereby indemnifies and shall protect and hold Lessor harmless from and against all liabilities, losses, claims, demands, costs, expenses and judgments of any nature arising or alleged to arise from or in connection with the injury or death of any person or the injury or damage to any property on or about the Premises arising from or connected with the use of the Premises by the Lessee. Notwithstanding anything to the contrary contained in this Lease, Lessee shall not be responsible for or indemnify the Lessor against the negligence or willful misconduct of the Lessor or its employees, agents or contractors.

16. **LATENT DEFECTS**: Lessor shall be responsible for the correction and repair of any latent defects discovered within the Premises. Lessee shall not be required to make any structural alterations, structural repairs or replacements to the Premises under any circumstance. Lessee shall give Lessor written notice of such latent defects per Paragraph 26 of this Lease. Lessor shall respond in writing within thirty (30) days from said notice.

17. **CONDUCT OF BUSINESS**: Lessee shall not use any advertising medium that shall be a nuisance to Lessor or Lessor's other tenants, such as loud speakers, phonograph or radio, in a manner to be heard outside of the Premises. Lessee shall not install any exterior lighting, shades or awnings or any exterior television antennae, loud speakers, sound amplifiers, or similar devices on the roof or exterior walls of the building unless With the advance written consent of the Lessor, which consent shall not be unreasonably withheld.

18. **INSURANCE**:

(a) Lessor shall carry a policy or policies of fire and extended coverage insurance insuring the Facility and Premises for the full replacement value of any improvements.

(b) Lessee shall carry a policy or policies of insurance insuring Lessee's interest in its improvements to the Premises and contents, owned or leased and contained therein. To the full extent permitted by law, Lessor and Lessee each waives all right of recovery against the other and the owner of the Facility for, and agrees to release the other and the owner of the Facility from, loss or damage to the extent such loss or damage is covered by valid and collectible property insurance in effect at the time of such loss or damage.

(Lessee's payment shall be prorated for any partial year of occupancy of the Premises). Lessee shall not be obligated to reimburse Lessor for any portion of an increase in the insurance premium caused by a particular use or activity of Lessor or any other tenant whose property may be included in such insurance policy. Lessee shall pay as additional rent for each year thereafter the subsequent increased in the cost of coverages.

19. **ASSIGNMENT OR SUBLETTING**: Lessee shall not sell, assign, mortgage, pledge, sublease, or in any manner transfer this Lease or any estate or interest therein, nor rent nor sublease the Leased Premises or any part or parts thereof without the previous written consent of the Lessor in each instance, which consent shall not be unreasonably withheld; provided, however, that Lessee may assign or sublease without consent to a subsidiary or affiliated company of Lessee in which the Lessee shall have a controlling interest or which is under common control with Lessee. Consent by Lessor to one assignment of this Lease or to one subletting shall not be a waiver of Lessor's rights under this article as to subsequent assignment or subletting. Notwithstanding consent, such assignment or subletting shall not relieve Lessee of any obligation imposed on it under the terms and conditions of the Lease and Lessee shall remain primarily liable for rent for the balance of the term. Lessor's rights to sell, assign, or otherwise transfer its rights under this Lease are and shall remain unqualified.

20. **ACCESS TO PREMISES:** Lessor reserves the right to enter upon the Premises at all reasonable hours for the purpose of inspecting the same, or of making repairs, additions or alterations to the building in which the Premises are located, but not alterations to the Lessee's space without the Lessee's reasonable consent, or to exhibit the Premises to prospective tenants during the last six (6) months of the term.

21. **UTILITIES:** Lessee shall pay all charges for heat, gas, electricity, water, sewer and all other utilities used on or about the Premises, as indicated by separate metering of utilities; provided, if separate metering is not feasible, Lessee shall pay a prorate share; provided further in the event the utility companies cease to render service to the Premises for reasons beyond the control of Lessor, Lessor shall not be liable in damages therefor. Lessee shall at all times maintain sufficient heat in the Premises to prevent freezing and bursting of plumbing, water and sprinkler lines; as stipulated in Paragraph 6(e). In the event individual water meters are not available, water and sewer shall be provided by the Lessor in sufficient quantity to carry on normal business activities. The Lessee shall be responsible for reimbursing the Lessor as additional rent the prorated cost of the total water and sewer use. If said water and sewer use exceeds normal operations, Lessor shall cause the responsible party to install a larger water meter at the facility.

the building remains untenantable and the Lessee covenants and agrees that the terms of this Lease shall not otherwise be affected.

24. **PROHIBITION OF INVOLUNTARY ASSIGNMENT; BANKRUPTCY OR INSOLVENCY:**

(a) Except only as expressly permitted herein, neither this Lease or the leasehold estate of Lessee nor any interest of Lessee hereunder in the demised Premises or in the building or the improvements thereon shall be subject to voluntary assignment, transfer of sale or to assignment, transfer or sale by operation of law in any manner whatsoever (except through statutory merger or consolidation) and any such attempt at involuntary assignment, transfer or sale shall be void and of no effect.

(b) Without limiting the generality of Paragraph (a), Lessee agrees that in the event any proceedings are instituted in a court of competent jurisdiction for the reorganization, liquidation or involuntary dissolution of Lessee, or for its adjudication as a bankrupt or insolvent or for the appointment of a receiver of the property of Lessee and said proceedings are not dismissed and any receiver, trustee or liquidator appointed therein discharged within sixty (60) days after the institution of said proceedings, such action shall be deemed to constitute a breach of Lease by Lessee and Lessor may at its election, without notice or entry or other action of Lessor, terminate this Lease and also all rights under this Lease in and to the demised Premises and also all rights of any persons claiming under Lease.

25. **REMEDIES**: In addition to all other remedies provided by law, Lessor may terminate the estate and term demised without further liability whatsoever on its part by written notice to Lessee upon happening of any one of the following events, and if the same are not remedied within thirty (30) days after notice to Lessee or within a reasonable time thereafter, if the event cannot be remedied in thirty (30) days:

(a) The making by Lessee of an assignment for the benefit of creditors;

(b) The levying of a writ of execution of attachment on or against the property of Lessee;

(c) The doing, or permitting to be done by Lessee of any act which creates a mechanic's lien or claim therefor against the land or building of which the Premises are a part which is not released in thirty (30) days;

(d) Except during the last month of the term, the abandonment or vacation by

that there are not enough payments left during the remaining term of the Lease to cure such default, the balance owed to the Lessee shall accrue to the benefit of the Lessee and shall be due and payable at the termination of the Lease.

26. **NOTICES**: Any notice required or permitted under this Lease shall be deemed sufficiently given or served to Lessee if sent by certified or registered mail to:

LESSEE:	Halo Distribution LLC 7109 Global Drive Louisville, Kentucky 40258
And also to:	Essentially Yours Industries, Inc. 3753 Howard Hughes Parkway, Suite 200 Las Vegas, Nevada 89109

and to the Lessor at the address then fixed for the payment of rent, and either party may be like notice at any time and from time to time designate different addresses to which notices shall be sent. Notices given in accordance with these provisions shall be deemed received when mailed.

27. **LATE CHARGES**: All rents and charges are due on the first of each month without notice. On the eleventh day, any rents due and unpaid shall be considered late and there will be a late charge assessed for late payments of rents, said charge to be One Hundred Dollars ($100) per month or five percent (5%) of the monthly rent, whichever is greater. The late charges assessed will be due and payable at the time the regular rent is remitted. In the event all rent due, including late charges, remains unpaid for a period of thirty one (31) consecutive days, Lessor shall have the option of extending the delinquent period or giving notice to the tenant to vacate the Premises. In the event that Lessor shall decide to extend said delinquent period, said extension shall be in writing and delivered to tenant. Failure to receive said extension notice shall be deemed automatic notice of Lessor's intent to have Lessee vacate the Premises occupied under this Lease and no additional notice shall be deemed necessary. In the event Lessee shall have, in the opinion of Lessor, vacated the leased Premises without paying all rents and charges due, including but not limited to any and all charged due until expiration of said Lease, the Lessor may then enter the Premises after the said period of 31 days and either change the existing lock or remove the former tenants belongings and hold them for value against unpaid rent and charges due under said Lease. In addition, the Lessor shall have the duty to notify the former occupant in writing at the tenant's last known address, that such belongings are being held and will be offered for sale after thirty (30) days and that any proceeds therefrom shall be used to

31. **SUCCESSORS AND ASSIGNS**: The terms, covenants, and conditions hereof shall be binding upon and inure to the successors in the interest and assigns of the parties hereto.

32. **QUIET POSSESSION**: If the Lessee shall discharge the obligations and comply with each and all of the covenants, conditions, terms and provisions of this Lease to be kept, done and performed by it, then it shall have and enjoy, during the term of this Lease, the quiet possession of the demised Premises, the building constructed thereon, as hereinafter provided, together with all appurtenances thereto belonging, for the uses and purposes herein above described.

33. **GENERAL**: Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent or of partnership or of joint venture or of any association between Lessor and Lessee, it being expressly understood and agreed that neither the method of computation of rent nor any provisions contained in this Lease, nor any acts of the parties hereto shall be deemed to create any relationship between the Lessor and Lessee other than the relationship of Lessor and Lessee. The laws of the state of Kentucky shall govern the validity, performance and enforcement of this Lease. The submission of this Lease for examination does not constitute a reservation of or option for the Premises. This Lease shall become effective as a Lease only upon the execution and delivery of this Lease by Lessor and by Lessee. The marginal headings of the several articles contained herein are for convenience only and do not define, limit or construe the contents of such articles. Time is of the essence of this Lease, and each and every covenant, term, and condition and provisions hereof.

34. **COUNTERPARTS**: This Lease is executed in more than ~~one~~ counterpart. Each counterpart, when signed by the parties hereto, shall be deemed an original copy.

35. **LEGAL FEES AND EXPENSES**: Lessee agrees that if Lessor shall without any fault on its part, be made party to any litigation commenced by or against Lessee, then Lessee shall pay all costs and reasonable attorneys fees incurred by or imposed on Lessor and any judgement or decree for the payment of money obtained against Lessor in connection with such litigation. Lessee shall also pay all costs and reasonable attorneys fees which may be incurred or paid Lessor in enforcing the covenants and agreements of this Lease. Lessor reserves the right in any such event to be represented by attorneys of its choice. Lessor agrees that if Lessee shall without any fault on its part, be made party to any litigation commenced by or against Lessor, then Lessor shall pay all costs and reasonable attorneys fees incurred by or imposed on Lessee and any judgement or decree for the payment of money obtained against Lessee in connection with such litigation. Lessor shall also pay all costs and reasonable attorneys fees which may be

or to be located upon the Premises, any friable asbestos or asbestos contaminating material, any urea formaldehyde foam insulation, or any transformers or other equipment containing dielectric fluid in which shall be subsisting polyclorinated biphenyls in excess of ten (10) parts per million, and Lessee further covenants and agrees not to permit any "Hazardous Material" to be placed, held, located or disposed of upon, or released upon, under, or at the Premises, or any part thereof. For purposes of this Lease, "Hazardous Material" means and includes any hazardous, toxic or dangerous waste, substance or material defined as such in, or for purposes of, the Comprehensive Environmental Response, Compensation and Liability Act (43 U.S.C. 9M)1 et. seq.) any so called regulation, order or decree regulating, or relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance, or material, as now or at any time hereafter in effect. If Lessee has knowledge or has notice of [a] the happening of any event involving the use, spill, discharge or cleaning up of any Hazardous Material (a "Hazardous Discharge") or [b] any complaint, order, citation or notice with regard to air emissions, water discharges, noise emissions or other environmental, health or safety matter affecting Lessee, or the Premises (an "environmental complaint") from any person or entity, including, without limitation, the United States Environmental Protection Agency ("EPA"), Lessee shall give immediate notice thereof the Lessor disclosing full details of same. Lessee does and shall indemnify and hold Lessor harmless from all loss, cost, claim, damage, and expense, including but not Limited to reasonable attorneys' fees, incurred by Lessor as a result of any "Hazardous Discharge" on the Premises during the term of this Lease which is not caused by Lessor, and the indemnity of Lessee in favor of Lessor contained in this paragraph shall survive the expiration or termination of this Lease.

38. **HOLDING OVER**: In the event Lessee holds over and remains in possession of the Premises without permission of Lessor after the expiration or earlier termination of this Lease, Lessee shall be deemed to hold the Premises as a tenant from month-to-month, and all of the terms, conditions and covenants of this Lease shall be applicable during the holdover period, except that the rent for each month or fraction thereof during the period of such holdover shall be an amount equal to twice the monthly installment of rent payable at the time of such expiration or earlier termination. Notwithstanding the foregoing, no holding over by Lessee shall operate to extend this Lease. Lessee shall be liable for damages to Lessor both direct and consequential attributable to such holding over, and Lessee shall vacate and surrender the Premises upon being given thirty (30) days prior written notice from Lessor to vacate.

39. **PAYMENT OF AND INDEMNIFICATION FOR LEASING COMMISSIONS**: The parties hereby acknowledge, represent, and warrant that no real estate broker is involved in the negotiation and execution of this Lease and no broker or person is entitled to any leasing commission or compensation as a result of the negotiation or execution of this Lease. Each party shall indemnify and hold harmless the other party from any and all

~~and Lessee, and in addition to all covenants and agreements contained herein, Essentially Yours Industries Corporation agrees to guaranty the Lease and signifies as such by endorsing the Guaranty of Lease attached hereto.~~

Paragraph 41 INTENTIONALLY DELETED

42. **PERFORMANCE BOND**: As additional security for payment of the rent due for the first thirty-six (36) months of the term of this Lease, Lessee agrees to arrange a bond or letter of credit in the amount of One Hundred and Thirty Thousand Dollars and 00/100 ($130,000.00) in favor of Lessor. In the event that Lessee fails to make payment of the rent when due, for reasons that are not bona fide under the terms of this Lease, then Lessor may resort to the bond/letter of credit to obtain payment for the rent due. Given that the bond/letter of credit is lodged as security for rent due during the first thirty-six (36) months of the term of this Lease the amount of the bond/letter of credit will diminish by Ten Thousand Eight Hundred and Thirty Dollars and 00/100 ($10,830.00) per month commencing the twenty-fifth (25th) month of the term of the Lease and continuing through the thirty sixth (36th) month at which time the requirements for this bond/letter of credit will be extinguished. In consideration of the posting of the bond/letter of credit, Lessor agrees that in the event of failure by Lessee to pay rent as required that Lessor will mitigate its damages, re-enter the ~~Lease~~ Premises and make a bona fide effort to relet the Lease Premises for the unexpired portion of the Term, and in any event, for the first thirty six (36) months of the Term. Said bond/letter of credit shall be committed and documentation thereof delivered to the Lessor within thirty (30) days of the signing of this Lease.

In testimony whereof, I have hereunto subscribed my name and affixed by notarial seal on the day and year last aforesaid.

Notary Public

LESSEE: HALO DISTRIBUTION LLC

WITNESS:

By:

Its: President

PROVINCE OF BRITISH)
COLUMBIA)
COUNTY OF WESTMINSTER)

SSN:

Be it remembered that on the 2nd day of February, 1999, before me, a Notary Public in and for said Province, personally appeared BRIAN LAVORATO as President of HALO DISTRIBUTION LLC as Lessee in the foregoing Lease Agreement, and for and on behalf of said limited partnership acknowledged the signing and execution of said instrument, that the signing and execution of said instrument is their free act and deed of said limited partnership, for the uses and purposes in said instrument mentioned.

In testimony whereof, I have hereunto subscribed my name and affixed by notarial seal on the day and year last aforesaid.

Notary Public in and for the Province of British Columbia

• PERMANENT COMMISSION

LEDA KWICHAK
NOTARY PUBLIC
12819 96 AVENUE
SURREY, B.C. V3V 6V9
PHONE: 585 - 1132

Attested to but not drawn by LEDA KWICHAK

Attested to but not drawn by KWICHAK